INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Acreage Holdings, Inc. on Form S-8 (File No. 333-229984) and Form F-10 (File No. 333-232313) of our report dated May 29, 2020 with respect to our audit of the consolidated financial statements of Acreage Holdings, Inc. as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017, which report is included in this Annual Report on Form 10-K of Acreage Holdings, Inc. for the year ended December 31, 2019.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases effective January 1, 2019 due to the adoption of the guidance in ASC Topic 842, Leases.

/s/ Marcum LLP

Marcum LLP
New York, NY
May 29, 2020